Exhibit 10

SECOND AMENDMENT TO REVOLVING CREDIT, TERM LOAN

AND SECURITY AGREEMENT AND RELATED DOCUMENTS

This SECOND AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT AND RELATED DOCUMENTS (“Second Amendment”) is executed among FGDI, L.L.C., a limited liability company formed under the laws of the State of Delaware (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and CoBANK, ACB (“CoBank”), as agent for Lenders (CoBank, in such capacity, the “Agent”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged effective November 27, 2006.

Recitals

A. Borrower and Agent have executed a Revolving Credit, Term Loan and Security Agreement dated as of March 28, 2006 (“Original Credit Agreement”) and a First Amendment to the Revolving Credit, Term Loan and Security Agreement dated as of May 31, 2006 (“First Amendment”). Hereinafter, the Original Credit Agreement, First Amendment, and all amendments, extensions, modifications, replacements and substitutions thereto may be referred to collectively as the Credit Agreement.

B. Borrower has requested Agent to make certain changes to the Credit Agreement and Other Documents (as defined in the Credit Agreement) and to permit Borrower to incur certain additional subordinated indebtedness from FCStone Group, Inc. and/or Agrex, Inc. (individually and collectively “Subordinated Creditor”).

C. Agent is willing to make the requested changes to the Credit Agreement and Other Documents and to permit Borrower to incur the requested additional subordinated indebtedness from Subordinated Creditor so long as Borrower executes and agrees to abide by the terms and conditions set forth in this Second Amendment.

Agreements

1. Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2. The definition of “Indebtedness” set forth in Section 1.2 of the Credit Agreement hereby is amended to read:

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred. Notwithstanding the foregoing, in calculating the Total Debt to Adjusted Working Capital financial covenant set forth in this Agreement, the term “Indebtedness” shall exclude all non-recourse indebtedness and amounts payable to: (a) AFG Asset Management under the AFG Asset Management Investment Facility Letter; (b) AFG Trust Finance under the AFG Trust Finance Credit Facility Letter; (c) FCStone Group, Inc. under a promissory note in the original principal amount of $1,000,000.00 that is subordinated to Borrower’s Obligations to Agent and Lenders pursuant to a subordination agreement in form and substance acceptable to Agent in its sole discretion; and (d) FCStone Group, Inc. and/or Agrex, Inc. (individually and collectively “Subordinated Creditor”) under a promissory note in the original principal amount of $2,000,000.00, or less, that is subordinated to Borrower’s Obligations to Agent and Lenders pursuant to one or more subordination agreements in form and substance acceptable to Agent in its sole discretion.

3. The definition of “Maximum Advances Amount” set forth in Section 1.2 of the Credit Agreement hereby is amended to read:

“Maximum Advances Amount” shall mean $88,000,000.00, subject to any permanent reduction caused by a permanent reduction in the Maximum Revolving Advances Amount.

4. The definition of “Maximum Revolving Advances Amount” set forth in Section 1.2 of the Credit Agreement hereby is amended to read:

“Maximum Revolving Advances Amount” shall mean $88,000,000.00; provided however, that so long as no Event of Default has occurred and is continuing, Borrower shall be entitled to reduce such amount on a permanent basis: (a) to $68,000,000.00 or less on one (1) occasion on or before March 28, 2007 by providing Agent with at least (3) Business Days’ prior written notice thereof; and (b) by One Million Dollars ($1,000,000.00) or a multiple thereof on one (1) occasion during each calendar year by providing Agent with at least (3) Business Days’ prior written notice thereof. Any such permanent reduction shall cause an equal permanent reduction in the Maximum Advances Amount.

5. The definition of “Revolving Advances Rate” set forth in Section 1.2 of the Credit Agreement hereby is amended to read:

“Revolving Advances Rate” shall mean an interest rate per annum equal to: (a) the sum of the Base Rate plus one-half percent (0.50%) with respect to Domestic Rate Advances so long as the outstanding Advances are less than $68,000,000.00 in the aggregate and Borrower is not entitled to obtain Advances in excess of $68,000,000.00 under this Agreement; (b) the sum of the Base Rate plus three-quarters percent (0.75%) at all other times; (c) the sum of LIBOR plus two and one-quarter percent (2.25%) with respect to LIBOR Rate Advances so long as the outstanding Advances amount to less than $68,000,000.00 in the aggregate and Borrower is not entitled to obtain Advances in excess of $68,000,000.00 under this Agreement; and (d) the sum of LIBOR plus two and one-half percent (2.50%) with respect to LIBOR Rate Advances at all other times.

6. The definition of “Subordination Agreements” set forth in Section 1.2 of the Credit Agreement hereby is amended to read:

“Subordination Agreements” shall mean collectively the subordination and intercreditor agreements with FCStone Financial, Inc. and FCStone Merchant Services, LLC, the subordination agreement with FCStone Group, Inc., and the subordination agreements with Subordinated Creditor, all of which are and shall be in form and substance acceptable to Agent in its sole discretion.

7. Section 6.5(d) of the Credit Agreement hereby is amended to read:

(d) Maintain, as of the end of each fiscal year, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

8. Section 7.8 of the Credit Agreement hereby is amended to read:

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) besides (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) current operating liabilities (other than for borrowed money) incurred in the Ordinary Course of Business; (iv) Indebtedness to FCStone LLC that consists of amounts owing by Borrower from the purchase and sale of margins and commodities in its FCStone, LLC margin and commodities accounts that are subject to control agreements in favor of Lenders and which amounts are reasonable and incurred by Borrower in the Ordinary Course of Business; (v) Indebtedness to FCStone Trading that consists of amounts owing by Borrower from the purchase and sale of margins and commodities in its FCStone Trading margin and commodities accounts that are subject to control agreements in favor of Lenders and which amounts are reasonable and incurred by Borrower in the Ordinary Course of Business; (vi) Indebtedness to FCStone Financial, Inc. that is subject to a Subordination Agreement; (vii) Indebtedness to FCStone Merchant Services, LLC that is subject to a Subordination Agreement; (viii) Indebtedness to AFG Trust Finance described in the AFG Trust Finance Credit Facility Letter so long as such indebtedness is without recourse to Borrower or any of its assets besides the Chinese currency deposits held in Chinese bank accounts that are described in the AFG Trust Finance Credit Facility Letter; (ix) Indebtedness to FCStone Group, Inc. in an amount not exceeding $1,000,000.00 in the aggregate so long as such indebtedness is subject to a Subordination Agreement; and (x) Indebtedness to Subordinated Creditor in an additional amount not exceeding $2,000,000.00 in the aggregate so long as such indebtedness is subject to one or more Subordination Agreements.

9. Exhibit 1.2 of the Credit Agreement hereby is amended and replaced in its entirety by Exhibit 1.2 attached to this Second Amendment and incorporated herein by this reference. In addition, all references in the Credit Agreement and Other Documents to the Borrowing Base Certificate shall refer to Exhibit 1.2 attached to this Second Amendment and any amendments, modifications, replacements and substitutions thereto on and after the date of this Second Amendment.

10. Exhibit 2.1(b) of the Credit Agreement hereby is amended, restated and replaced in its entirety by Exhibit 2.1(b) attached to this Second Amendment and incorporated herein by this reference. In addition, all references in the Credit Agreement and Other Documents to the Revolving Advances Note shall refer to Exhibit 2.1(b) attached to this Second Amendment and any amendments, modifications, replacements and substitutions thereto on and after the date of this Second Amendment.

11. Notwithstanding anything to the contrary contained herein or in the Credit Agreement and Other Documents:

a. Borrower shall not obtain any additional equity or subordinated indebtedness from any Person besides Subordinated Creditor on or after the date of this Second Amendment without obtaining Agent’s prior written consent which may be withheld by Agent in its sole discretion;

b. Borrower shall not obtain any additional equity or subordinated indebtedness from Subordinated Creditor on or after the date of this Second Amendment unless Subordinated Creditor executes and delivers to Agent a Subordination Agreement pertaining to such equity or subordinated debt and containing terms and conditions acceptable to Agent in its sole discretion;

c. Borrower shall pay Agent and Lenders an Unused Availability Fee based upon the increased Maximum Advances Amount described in this Second Amendment and any amendments, modifications, replacements and substitutions thereto on and after the date of this Second Amendment; and

d. Despite the increased Unused Availability Fee described in this Second Amendment, Borrower shall not be entitled to obtain Advances in excess of $68,000,000.00 in the aggregate under the Credit Agreement and Other Documents until: (a) Subordinated Creditor provides Borrower with an additional $2,000,000.00 in equity or subordinated indebtedness on or after the date of this Second Amendment; and (b) Subordinated Creditor, Inc. executes and delivers to Agent a Subordination Agreement pertaining to such equity or subordinated indebtedness and containing terms and conditions acceptable to Agent in its sole discretion.

12. Borrower represents and warrants to Agent and Lenders that no Default or Event of Default has occurred and is continuing under the Credit Agreement or any Other Document.

13. Borrower hereby releases, waives and forever discharges Agent, Lenders, their affiliates, and their respective shareholders, directors, officers, employees, and agents, from all known and unknown, absolute and contingent, claims, defenses, setoffs, counterclaims, causes of action, actions, suits or other legal proceedings of any kind existing or accrued as of the date of this Second Amendment.

14. Borrower shall pay Agent a modification fee of $20,000.00 upon the execution of this Second Amendment. In addition, Borrower shall reimburse Agent for all attorneys’ fees,

legal costs, and other expenses incurred in connection with the negotiation, drafting, and execution of this Second Amendment. The amounts described in this paragraph shall be in addition to, and not in lieu of, the interest, fees and other charges owing under the Credit Agreement.

15. The Credit Agreement and Other Documents shall remain in full force and effect except as modified by this Second Amendment.

16. Borrower shall execute and deliver and cause any necessary Persons to execute and deliver to Agent such other documents and shall take and cause any necessary Persons to take such additional actions as Agent may request to carry out the intent and purposes of this Second Amendment.

17. This Second Amendment may be executed in counterparts and shall be effective when each party has executed at least one counterpart hereof.

18. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Colorado and shall inure to the benefit of and being binding upon the parties hereto and their respective successors and permitted assigns.

19. BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO DEMAND A TRIAL BY JURY IN ANY LITIGATION OR OTHER LEGAL PROCEEDING PERTAINING TO THIS SECOND AMENDMENT OR THE SUBJECT MATTER HEREOF.

FGDI, L.L.C.
as Borrower

By:	/s/ Steven J. Speck
Name:	Steven J. Speck
Title:	President and Chief Executive Officer

By:	/s/ Jean Bratton
Name:	Jean Bratton
Title:	Vice President and Chief Financial Officer

COBANK ACB,
as Agent and Lender

By:	/s/ Theodore D. Tice
Name:	Theodore D. Tice
Title:	Vice President

Commitment Percentage: 100%

STATE OF OHIO	)
) ss.
COUNTY OF WOOD	)

On this 30th day of November, 2006, before me personally came Steven J. Speck, to me known, who, being by me duly sworn, did depose and say that he is the President and Chief Executive Officer of FGDI, L.L.C., the limited liability company described in and which executed the foregoing instrument; and that he signed his name thereto by order of the management committee of said limited liability company.

/s/ Donald Eugene Finn
Notary Public for the State of Ohio
My commission expires: 5/22/08

STATE OF OHIO	)
) ss.
COUNTY OF WOOD	)

On this 30th day of November, 2006, before me personally came Jean Bratton, to me known, who, being by me duly sworn, did depose and say that she is a Vice President and Chief Financial Officer of FGDI, L.L.C., the limited liability company described in and which executed the foregoing instrument; and that she signed her name thereto by order of the management committee of said limited liability company.

/s/ Donald Eugene Finn
Notary Public for the State of
My commission expires: 5/22/08